Exhibit 8



                                Christy & Viener
                               Rockefeller Center
                                620 Fifth Avenue
                            New York, New York 10020



                              February 5, 1997




Central Power and Light Company
CPL Capital I
539 North Carancahua Street
Corpus Christi, Texas  78401-2802

Ladies and Gentlemen:

          We have acted as special tax counsel to you in connection with the proposed offering by CPL Capital I, a Delaware statutory business trust (the "Trust"), of its Cumulative Quarterly Income Preferred Securities, Series A (the "Series A Preferred Securities"), as described in the Registration Statement on Form S-3 (the "Registration Statement"), which is being filed by Central Power and Light Company, a Texas corporation (the "Company"), the Trust, and CPL Capital II, a Delaware statutory business trust, with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement includes the Prospectus and the Prospectus Supplement (collectively, the "Prospectuses") relating to such offering.

          In rendering the opinion expressed below, we have examined the Prospectuses and such other documents as we have deemed relevant and necessary, including, without limitation, the Trust Agreement dated as of January 23, 1997, the Form of the Amended and Restated Trust Agreement, the Form of the Indenture, the Form of the First Supplemental Indenture, and the Form of the Guarantee Agreement attached as Exhibits to the Registration Statement. Such opinion is conditioned, among other things, upon the accuracy and completeness of the facts, information, and representations contained in the Prospectuses as of the date hereof and the continuing accuracy and completeness thereof as of the date of the issuance of the Series A Preferred Securities. We have not undertaken any independent investigation of any factual matters set forth in the Prospectuses or such other documents. We have assumed that the transactions contemplated by the Prospectuses and such other documents will occur as provided therein and that there will be no material change to the Prospectuses or any of such other documents between the date hereof and the date of the issuance of the Series A Preferred Securities.

          Based upon and subject to the foregoing, we are of the opinion that the discussion set forth in the Prospectus Supplement under the caption "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" is a fair and accurate summary of the matters addressed therein, based upon current law and the assumptions stated or referred to therein.

          We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion expressed above, including any changes in applicable law which may hereafter occur.

          We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the references to our firm under the captions "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" and "LEGAL OPINIONS" in the Prospectus Supplement.

                                                     Very truly yours,
                                                     /s/ Christy & Viener